EV Energy Partners Announces Second Quarter 2012 Results

HOUSTON, TX – August 9, 2012 — (MARKETWIRE) — EV Energy Partners, L.P. (Nasdaq:EVEP) today announced results for the second quarter 2012 and filed its Form 10-Q with the Securities and Exchange Commission.

Second Quarter 2012 Results

Adjusted EBITDAX for the quarter was $66.1 million, a 20 percent increase over the second quarter of 2011 and a 3 percent increase versus the first quarter of 2012. Distributable Cash Flow for the quarter was $34.5 million, a 4 percent increase over the second quarter of 2011 and flat versus the first quarter of 2012. The increases over the second quarter of 2011 in Adjusted EBITDAX and Distributable Cash Flow, which are described in the attached table under “Non-GAAP Measures,” are primarily due to acquisitions completed during 2011.

Production for the second quarter of 2012 was 10.7 Bcf of natural gas, 282 MBbls of oil and 403 MBbls of natural gas liquids, or 14.8 Bcfe. This represents a 47 percent increase from second quarter 2011 production of 10.1 Bcfe, primarily due to acquisitions completed during 2011, and a 2 percent increase from the first quarter 2012 production of 14.5 Bcfe.

For the second quarter of 2012, EVEP reported net income of $15.0 million, or $0.35 and $0.34 per basic and diluted weighted average limited partner unit outstanding, respectively. Included in net income were $15.5 million of unrealized gains on commodity and interest rate derivatives, $0.7 million of non-cash realized losses related to derivatives acquired in a December 2010 acquisition that settled during the quarter, a $0.5 million non-cash charge to lease operating expense related to oil in tanks purchased in connection with 2011 acquisitions, $1.7 million of dry hole and exploration costs, a $16.3 million impairment charge, $0.4 million of non-cash deferred income taxes and $3.8 million of non-cash costs contained in general and administrative expenses. Also contained in general and administrative expenses were $0.6 million of acquisition related due diligence, transaction and transition costs.

The $16.3 million impairment charge was primarily to write down certain oil and natural gas properties to their fair value due to the effects of declining natural gas prices on expected future net cash flows.

The $15.5 million unrealized gain on derivatives for the second quarter of 2012 was due to the decrease in future oil and natural gas liquids prices, partially offset by the increase in future natural gas prices that occurred from March 31, 2012 to June 30, 2012 and the effect of such price changes on the mark-to-market valuation of EVEP’s outstanding commodity derivatives which extend through December 2015.

For the second quarter of 2011, EVEP reported net income of $39.2 million, or $1.03 per basic and diluted weighted average limited partner unit outstanding. Included in net income were $17.4 million of unrealized gains on commodity and interest rate derivatives and $1.7 million of non-cash costs contained in general and administrative expenses. General and administrative expenses also included $0.2 million of acquisition related due diligence and transaction costs. Also included in net income was a $5.1 million impairment charge primarily related to non-core assets sold during the quarter and a $3.3 million non-cash realized gain on derivatives related to term extensions on certain interest rate swaps and to derivatives acquired in conjunction with a 2010 property acquisition. For the first quarter of 2012, EVEP reported net income of $28.6 million, or $0.69 per basic and diluted weighted average limited partner unit outstanding. Included in net income were $11.7 million of unrealized gains on commodity and interest rate derivatives, $0.6 million of non-cash realized losses related to derivatives acquired in a December 2010 acquisition that settled during the quarter, a $1.2 million non-cash charge to lease operating expense related to oil in tanks purchased in connection with 2011 acquisitions, $2.2 million of dry hole and exploration costs, a $0.6 million impairment charge primarily related to non-core assets sold during the quarter, $0.6 million of non-cash deferred income taxes and $4.3 million of non-cash costs contained in general and administrative expenses. Also contained in general and administrative expenses were $1.8 million of costs associated with the annual vesting of phantom units during the first quarter and $0.2 million of acquisition related due diligence and transaction costs.

Mark Houser, President and CEO, said, "For the second quarter, we achieved good results from our existing base business, which we would expect to continue for the second half of the year. We launched our Utica Shale monetization process at the end of the second quarter and are moving forward as planned. In addition, we have drilled and completed three operated wells in which EVEP owns a working interest. The Frank 2H well in the oil window in Stark County was brought on line and flowed at an initial unassisted rate of 515 BOE per day with a very high liquids content. Approximately forty percent of the equivalent production is light crude oil and forty percent is NGL’s. We expect production to increase once standard artificial lift equipment is installed and the well is tied in to sales. The Habrun well in the oil window in Stark County and the Cairns well in the wet gas window in Carroll County are still in the dissipation period.”

Quarterly Report on Form 10-Q

EVEP’s financial statements and related footnotes are available on our second quarter 2012 Form 10-Q, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP web site at http://www.evenergypartners.com.

Conference Call

As announced on July 31, 2012, EV Energy Partners, L.P. will host an investor conference call at 10 a.m. EDT Friday, Aug. 10, 2012. Investors interested in participating in the call may dial (480) 629-9867 (conference ID 4557221) at least 5 minutes prior to the start time, or may listen live over the internet through the investor relations section of the EVEP web site at http://www.evenergypartners.com.

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Production data:
Oil (MBbls)	282	241	567	449
Natural gas liquids (MBbls)	403	272	826	542
Natural gas (MMcf)	10,722	6,999	20,985	14,003
Net production (MMcfe)	14,828	10,080	29,341	19,951
Average sales price per unit : (1)
Oil (Bbl)	$90.74	$98.63	$95.43	$94.58
Natural gas liquids (Bbl)	34.48	54.80	40.59	51.45
Natural gas (Mcf)	2.18	4.20	2.48	4.10
Mcfe	4.23	6.76	4.76	6.40
Average unit cost per Mcfe:
Production costs:
Lease operating expenses (2)	$1.68	$1.78	$1.82	$1.77
Production taxes	0.17	0.31	0.20	0.29
Total	1.85	2.09	2.02	2.06

Asset retirement obligations accretion expense	0.08	0.10	0.08	0.10
Depreciation, depletion and amortization	1.91	1.83	1.81	1.8
General and administrative expenses	0.68	0.71	0.76	0.79

(1) Prior to $36.3 and $12.8 million of net hedge gains and settlements on commodity derivatives for the three months ended June 30, 2012 and June 30, 2011, respectively and $62.3 and $30.0 million for the six months ended June 30, 2012 and June 30, 2011.

(2) Lease operating expenses for the three and six months ended June 30, 2012 contains $0.5 million ($0.04 per Mcfe) and $1.7 million ($0.06 per Mcfe) respectively of non-cash charges related to oil in tanks purchased in connection with 2011 acquisitions.

Condensed Consolidated Balance Sheets

(in $ thousands)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$29,632	$30,312
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	29,630	36,926
Other	3,530	459
Derivative asset	89,604	81,772
Other current assets	1,910	3,084
Assets held for sale	69	6,597
Total current assets	154,375	159,150

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; June 30, 2012, $313,199; December 31, 2011, $244,092	1,807,512	1,768,529
Other property, net of accumulated depreciation and amortization; June 30, 2012, $526; December 31, 2011, $447	1,356	1,345
Long-term derivative asset	75,088	57,643
Other assets	23,684	16,557
Total assets	$2,062,015	$2,003,224

LIABILITIES AND OWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities:
Third party	$45,910	$34,705
Related party	1,389	870
Derivative liability	-	618
Liabilities held for sale	-	602
Total current liabilities	47,299	36,795

Asset retirement obligations	94,879	90,803
Long–term debt	739,184	953,023
Long–term liabilities	1,879	2,564

Commitments and contingencies

Owners’ equity:
Common unitholders - 38,447,350 units and 34,173,650 units issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	1,190,712	935,425
Class B unitholders - 3,873,357 units issued and outstanding as of June 30, 2012 and December 31, 2011	(1,649)	232
General partner interest	(10,289)	(15,618)
Total owners' equity	1,178,774	920,039
Total liabilities and owners' equity	$2,062,015	$2,003,224

Condensed Consolidated Statements of Operations

(in $ thousands, except per unit data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Oil, natural gas and natural gas liquids revenues	$62,793	$68,109	$139,594	$127,730
Transportation and marketing–related revenues	759	1,484	1,689	2,885
Total revenues	63,552	69,593	141,283	130,615

Operating costs and expenses:
Lease operating expenses	24,850	17,949	53,450	35,311
Cost of purchased natural gas	501	1,120	1,146	2,170
Dry hole and exploration costs	1,682	441	3,855	844
Other	2,525	3,119	5,807	5,770
Asset retirement obligations accretion expense	1,220	970	2,428	1,936
Depreciation, depletion and amortization	28,395	18,443	52,986	36,007
General and administrative expenses	10,149	7,132	22,266	15,725
Impairment of oil and natural gas properties	16,264	5,078	16,899	6,666
Total operating costs and expenses	85,586	54,252	158,837	104,429

Operating (loss) income	(22,034)	15,341	(17,554)	26,186

Other income (expense), net:
Realized gains on derivatives, net	34,603	14,242	58,793	27,784
Unrealized gains (losses) on derivatives, net	15,537	17,422	27,198	(35,633)
Interest expense	(12,595)	(8,124)	(23,679)	(13,283)
Other (expense) income, net	(30)	313	(26)	233
Total other income (expense), net	37,515	23,853	62,286	(20,899)

Income before income taxes	15,481	39,194	44,732	5,287
Income taxes	(439)	(31)	(1,097)	(113)
Income before equity in losses of unconsolidated affiliates	15,042	39,163	43,635	5,174
Equity in losses of unconsolidated affiliates	(86)	-	(86)	-
Net income	$14,956	$39,163	$43,549	$5,174
General partner’s interest in net income, including incentive distribution rights	$299	$3,728	$871	$5,982
Limited partners’ interest net income (loss)	$14,657	$35,435	$42,678	$(808)
Net income (loss) per limited partner unit:
Basic	$0.35	$1.03	$1.03	$(0.02)
Diluted	$0.34	$1.03	$1.02	$(0.02)
Weighted average limited partner units outstanding:
Basic	42,452	34,294	41,446	33,002
Diluted	42,678	34,534	41,739	33,002

Distributions declared per unit	$0.765	$0.761	$1.529	$1.521

Condensed Consolidated Statements of Cash Flows

(in $ thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$43,549	$5,174
Adjustments to reconcile net income to net cash flows provided by operating activities:
Asset retirement obligations accretion expense	2,428	1,936
Depreciation, depletion and amortization	52,986	36,007
Equity–based compensation cost	8,096	3,877
Impairment of oil and natural gas properties	16,899	6,666
Noncash derivative activity	(27,198)	30,951
Equity in losses of unconsolidated affiliates	86	-
Other, net	3,948	793
Changes in operating assets and liabilities:
Accounts receivable	4,225	(12,866)
Other current assets	365	111
Accounts payable and accrued liabilities	9,758	7,630
Other, net	(2,102)	(149)
Net cash flows provided by operating activities	113,040	80,130

Cash flows from investing activities:
Acquisition of oil and natural gas properties	(35,728)	3,101
Additions to oil and natural gas properties	(62,566)	(33,686)
Proceeds from sale of oil and natural gas properties	5,489	1,170
Investments in unconsolidated affiliates	(11,947)	-
Settlements from acquired derivatives	3,676	2,834
Earnest money received for sale of oil and natural gas properties	-	900
Net cash flows used in investing activities	(101,076)	(25,681)

Cash flows from financing activities:
Long-term debt borrowings	40,000	-
Repayment of long-term debt borrowings	(460,000)	(431,500)
Proceeds from debt offering	206,000	292,500
Loan costs paid	(4,078)	(6,202)
Proceeds from public equity offering	262,833	147,108
Offering costs	(304)	(308)
Contributions from general partner	5,714	3,191
Distributions paid	(62,809)	(55,973)
Net cash flows used in financing activities	(12,644)	(51,184)

(Decrease) increase in cash and cash equivalents	(680)	3,265
Cash and cash equivalents – beginning of period	30,312	23,127
Cash and cash equivalents – end of period	$29,632	$26,392

Non-GAAP Measures

We define Adjusted EBITDAX as net income plus income tax provision, interest expense, net, realized losses on interest rate swaps, depreciation, depletion and amortization, asset retirement obligation accretion expense, non-cash realized losses on commodity derivatives, unrealized (gains) losses on derivatives, non-cash equity compensation, impairments of oil and natural gas properties, write down of oil inventory, and dry hole and exploration costs. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income tax provision, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. These financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income to Adjusted EBITDAX and Distributable Cash Flow

(in $ thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net income	$14,956	$39,163	$43,549	$5,174
Add:
Income taxes	439	31	1,097	113
Interest expense, net	12,589	8,118	23,666	13,272
Realized losses on interest rate swaps	1,043	1,828	2,159	3,967
Depreciation, depletion and amortization	28,395	18,443	52,986	36,007
Asset retirement obligations accretion expense	1,220	970	2,428	1,936
Non-cash realized losses (gains) on derivatives	720	(3,279)	1,304	(1,784)
Unrealized (gains) losses on derivatives	(15,537)	(17,422)	(27,198)	35,633
Non-cash equity compensation expense	3,815	1,739	8,096	3,877
Impairment of oil and natural gas properties	16,264	5,078	16,899	6,666
Non-cash inventory write down expense	527	-	1,729	-
Dry hole and exploration costs	1,682	441	3,855	844
Adjusted EBITDAX	$66,113	$55,110	$130,570	$105,705

Less:
Cash income taxes	49	31	126	113
Cash interest expense, net	11,993	7,600	22,491	12,535
Realized losses on interest rate swaps	1,043	1,828	2,159	3,967
Estimated maintenance capital expenditures (1)	18,535	12,600	36,297	24,446
Distributable Cash Flow	$34,493	$33,051	$69,497	$64,644

(1) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

SOURCE: EV Energy Partners, L.P.

EV Energy Partners, L.P., Houston

Michael E. Mercer, 713-651-1144

http://www.evenergypartners.com